Exhibit 99.1

Contact: Michael F. Biehl

Chief Financial Officer and Treasurer

Chart Industries, Inc.

440-759-1490

Jason J. Curtis

Corporate Director of Marketing

Chart Industries, Inc.

952-882-5167

Timothy Day

Vice President

First Reserve Corporation

713-227-7890

For Immediate Release

First Reserve Acquires Chart Industries

In $460 Million Transaction

Leading Supplier of Cryogenics Products Serves Major Natural Gas,

Petrochemical Processing and Industrial Gas Companies

GREENWICH, CT, October 17, 2005 – First Reserve Corporation, the leading private equity firm specializing in energy industry investments, announced today the acquisition of Chart Industries, Inc., a leading provider of low temperature and cryogenic applications used by the energy industry and other industries, in a transaction valued at approximately $460 million.

Based in Garfield Heights, Ohio, Chart’s principal products are focused on process equipment including heat exchangers, coldboxes and LNG fuel systems, used by the major natural gas, petrochemical processing and industrial gas companies in the production of their products. Chart manufactures a broad line of cryogenic products for the purification, liquefaction, distribution, storage and application of gases such as helium, nitrogen, argon, oxygen, carbon dioxide, natural gas and other hydrocarbons for final use in a multitude of industrial, commercial and scientific applications.

“Chart is a global leader in the natural gas infrastructure market with experienced management, solid growth prospects and good free cash flow. Chart’s products are critical to the development of the growing liquefied natural gas market. Chart fits well within our investment strategy of acquiring leading companies serving the global energy industry,” said Tim Day, Vice President of First Reserve.

Samuel F. Thomas, Chief Executive Officer and President of Chart, said, “We have a number of exciting opportunities to continue to grow our business profitably and look forward to benefiting from our new relationship with First Reserve. We have successfully developed products in conjunction with our major energy customers who facilitate broad scale expansion of LNG production and distribution, GTL and syn-fuels production, natural gas processing and ethylene production. Our Industrial Gas products are critical parts of the infrastructure build-out for the rapidly developing industrial economies of China, Southeast Asia, Central and Eastern Europe. Our Micro-Bulk, Trifecta and Bio-Medical products provide increased security, higher productivity and reduced distribution costs in established economies such as North America, Western Europe and Japan.”

The acquisition was made by First Reserve Fund X, L.P., for a cash purchase price of $64.75 per share of common stock ($65.74 per share, less Chart’s transaction expenses of $0.99 per share). In addition, the holders of outstanding warrants and options will receive the same per share cash purchase price less the exercise price of their warrants and options. Chart expects, no later than October 27, 2005, to mail to former holders of common stock and warrants a notice of merger and a letter of transmittal for the surrender of certificates formerly representing shares and warrants. No changes in the location of the corporate office or management are planned.

Chart is represented by Kirkland & Ellis LLP and Calfee, Halter & Griswold LLP. UBS Securities LLC acted as exclusive financial advisor to Chart. First Reserve is represented by Simpson, Thacher & Bartlett LLP.

About Chart Industries, Inc.

Chart Industries, Inc. (www.chart-ind.com) is a leading global supplier of standard and custom engineered products and systems serving a wide variety of low temperature and cryogenic applications. Chart has domestic operations located in seven states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom.

About First Reserve Corporation

First Reserve Corporation is the leading private equity firm specializing in the energy industry with $4.7 billion under management in four active funds. Founded in 1980, First Reserve was the first private equity investment firm to actively pursue building a broadly diversified global investment portfolio within the energy and energy-related sectors. Since raising its initial pure buyout fund in 1992 First Reserve has made over 50 principal transactions, investing over $3.0 billion in equity. In addition, First Reserve portfolio companies have completed more than 200 add-on transactions.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty that could cause actual results to deviate from those expressed or implied by the forward-looking statements, including without limitation the cyclicality of the markets Chart serves, the loss of business from Chart’s largest customers, competition, general economic, business, political and market risks, Chart’s ability to successfully manage its growth, the pricing and availability of raw materials, risks associated with Chart’s indebtedness, including debt service following the acquisition, and other risks detailed in Chart’s prior SEC filings, including Forms 10-Q and 10-K (copies of which are available online at www.sec.gov). Chart disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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